UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 23, 2007

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment and other trends in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the amounts of potential lease termination payments with lessors for our remaining MD-80 leased aircraft and related sublease payments from sublessees, if applicable;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	the implementation of our growth strategy;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	changes in laws and regulations;

•	increases in government fees and taxes;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems and the risks associated with changes made to those systems; and

•	our reliance on third-party vendors and partners.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2007. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

The information for Alaska below reflects “mainline” information, which excludes contract flying provided by Horizon and contract flying between Anchorage and Dutch Harbor, AK, provided by a third party. As described in previous filings, Alaska reclassified the revenues and costs for prior periods that are associated with the Dutch Harbor flying. As a result of this reclassification, CASM excluding fuel and other noted items for the third quarter of 2006 that was originally reported as 7.33 cents will now be reported as 7.27 cents. Mainline total RASM that was originally reported as 12.36 cents will now be reported as 12.29 cents.

Alaska Airlines

Mainline Capacity and Unit Cost Forecast

	Forecast Q3 2007	Change Yr/Yr

Capacity (ASMs in millions)	6,273 - 6,335	2 - 3%
Fuel gallons (000,000)	92.8	(1)%
Cost per ASM as reported on a GAAP basis (cents)*	10.6 - 10.7	(16 - 17)%
Less: Fuel cost per ASM (cents)*	3.2	(22)%

Cost per ASM excluding fuel (cents)*	7.4 - 7.5	2 - 3%

*	For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the third quarter and the actual adjustments to our fuel-hedging portfolio in July. See pages 5 and 6 “Other Financial Information – Calculation of Economic Fuel Cost per Gallon” below for additional information regarding fuel costs.

Alaska Mainline Traffic and Revenue

Alaska’s July mainline traffic increased 4.3% to 1.828 billion RPMs from 1.752 billion flown a year earlier. Mainline capacity during July was 2.191 billion ASMs, 3.5% higher than the 2.116 billion in July 2006. The mainline passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 83.4%, compared to 82.8% in July 2006. The airline carried 1,734,800 passengers compared to 1,674,300 in July 2006.

In July 2007, year-over-year mainline RASM was down 1.2%, compared to July 2006. Mainline passenger RASM during the month was down 1.4% compared to the prior year, primarily due to a decline in passenger yield, partially offset by the 0.6-point increase in load factor.

Alaska Regional Flying

As discussed in our previous filings, Alaska and Horizon entered into a Capacity Purchase Agreement (CPA) effective January 1, 2007, whereby Alaska purchases capacity on certain routes (“incentive markets”) from Horizon. Under this agreement, the actual passenger revenue from the incentive markets is identified as “Passenger revenue—regional flying” and the associated costs are identified as “Regional flying costs” on Alaska’s statement of operations. During the first six months of 2007, regional flying expenses exceeded regional passenger revenues by $13.2 million. However, revenues in the incentive markets covered by the CPA are highly seasonal in nature and, accordingly, we expect that passenger revenue – regional flying will exceed regional flying costs in the third quarter but fall below costs in the fourth quarter, resulting in a full-year loss from regional flying in excess of the amount recorded in the first six months of 2007, but not a multiple of it.

Horizon Air

Total System Capacity and Unit Cost Forecast

	Forecast Q3 2007	Change Yr/Yr
Capacity (ASMs in millions)	1,093 – 1,103	15 – 16%
Fuel gallons (000,000)	17.8	23%
Cost per ASM as reported on a GAAP basis (cents)*	16.7 – 16.8	(6 – 7)%
Less: Fuel cost per ASM (cents)*	3.6	(12)%

Cost per ASM excluding fuel (cents)*	13.1 – 13.2	(4 – 5)%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the third quarter and the actual adjustments to our fuel-hedging portfolio in July. See pages 5 and 6 for additional information regarding fuel costs.

Horizon’s cost per ASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss will be approximately $1.3 million per aircraft, which will be recorded when the aircraft leave our operating fleet. Currently, we expect to deliver three of the Q200s to the third party during the current quarter.

Horizon Traffic and Revenue

Horizon’s combined July traffic increased 18.2% to 294.3 million RPMs from 248.9 million flown a year earlier. The airline carried 732,000 passengers compared to 627,100 in July 2006.

For Horizon’s network flying (which excludes those flights operated as Frontier JetExpress), July traffic increased 31.9% to 254.4 million RPMs from 192.9 million flown a year earlier. The airline carried 662,700 passengers on the network flights, compared to 531,300 in July 2006.

Horizon’s line-of-business information for July is summarized as follows. Horizon “brand” flying includes those routes in the Horizon system not covered by either of its Capacity Purchase Arrangements. In both CPA arrangements, Horizon is insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

	Capacity Mix			Load Factor		Yield			RASM
	Actual (000s)	% Change	Current % Total	Actual	Point change Y-O-Y	Actual		% Change	Actual		% Change
Brand Flying	188,388	21.8	51%	77.0%	0.1 pts	26.49	¢	(7.8)	20.82	¢	(7.2)
Alaska CPA	132,520	38.8	36%	NM	— —	NM		NM	19.70	¢	(4.4)
Frontier CPA	47,877	(30.3)	13%	NM	— —	NM		NM	7.02	¢	7.7

System Total	368,785	15.7	100%	79.8%	1.7 pts	23.09	¢	(1.0)	18.63	¢	0.9

Other Financial Information

Liquidity and Capital Resources

As of July 31, 2007, Air Group cash and short-term investments totaled approximately $995.0 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition.

Calculation of Economic Fuel Cost Per Gallon

July 2007 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$76.1	$2.36	$14.4	$2.44
Gains on settled hedges	(4.3)	(0.13)	(0.8)	(0.14)

Economic fuel expense	$71.8	$2.23	$13.6	$2.30

Adjustments to reflect timing of gain or loss recognition resulting from mark-to-market accounting	(6.2)	(0.19)	(1.2)	(0.20)

GAAP fuel expense	$65.6	$2.04	$12.4	$2.10

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Third Quarter 2007	50%	$57.12
Fourth Quarter 2007	50%	$62.27
First Quarter 2008	40%	$62.62
Second Quarter 2008	33%	$64.10
Third Quarter 2008	27%	$64.93
Fourth Quarter 2008	29%	$65.03
First Quarter 2009	5%	$67.68
Second Quarter 2009	5%	$67.50
Third Quarter 2009	6%	$68.25
Fourth Quarter 2009	5%	$67.20

Operating Fleet Plan

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2007.

	2007	2008	2009	2010	Thereafter	Total
B737-800	6	16	4	6	3	35
Q-400	—	3	12	—	—	15

Totals	6	19	16	6	3	50

In addition to the firm orders noted above, Alaska has options to acquire 47 additional B737-800s and Horizon has options to acquire 20 Q400s.

Giving consideration to the current fleet transition plan for both Alaska and Horizon, the following table displays our actual and expected fleet count for the dates reflected below:

	Seats	31-Dec-06	23-Aug-07	30-Sept-07	31-Dec-07	31-Dec-08
Alaska Airlines
737-200	—	2	—	—	—	—
737-400F**	—	1	1	1	1	1
737-400C**	72	—	4	4	5	5
737-400	144	39	35	35	34	32
737-700	124	22	20	20	20	20
737-800*	157	15	23	25	29	46
737-900	172	12	12	12	12	12
MD-80	140	23	19	17	15	—

Totals		114	114	114	116	116

	Seats	31-Dec-06	23-Aug-07	30-Sept-07	31-Dec-07	31-Dec-08
Horizon Air
Q200	37	28	21	19	16	11
Q400	74-76	20	33	33	33	36
CRJ-700	70	21	21	21	21	20

Totals		69	75	73	70	67

*	The total includes one leased aircraft in 2008.
**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: August 23, 2007

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Planning and Chief Financial Officer